Exhibit 10.28

AMENDMENT NO. 1 TO EMPLOYMENT, CONFIDENTIALITY,

SEVERANCE AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT, CONFIDENTIALITY, SEVERANCE AND NON-COMPETITION AGREEMENT (“Amendment No. 1”) is made, effective as of December 8, 2008, by and between SAVVIS, Inc., a Delaware corporation (the “Company”), and Tim Caulfield (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into the Employment, Confidentiality, Severance and Non-Competition Agreement, effective as of March 5, 2004 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1. Section 1(o) is hereby deleted in its entirety and amended to read as follows:

“(o) “Good Reason” shall mean any of the following events, which occur without the Executive’s consent and are not cured by the Company within 30 days after written notice thereof is given to the Company by the Executive: (i) any material reduction in Executive’s Base Salary or Bonus as established from time to time, or failure to pay Executive’s Base Salary or Bonus when due Executive; (ii) any other material breach by the Company of any material term of this Agreement; (iii) any material change in Executive’s job titles, duties, reporting responsibilities or perquisites granted hereunder; or (iv) any change in the principal location of Executive’s employment of more than 50 miles from its then-current location, or any change required by the Company to Executive’s current place of residence (which, for the avoidance of doubt, is Foothill Ranch, California) to any other place of residence that is more than 50 miles farther from the principal location of Executive’s employment than the distance from Foothill Ranch, California to the place of performance designated in Section 4 hereof.

To constitute Good Reason, termination must occur within two (2) years following the initial occurrence of such event and Executive must provide written notice within 45 days of the occurrence to the Company.”

2. Section 14 (“Competition/Confidentiality”) will be renumbered as Section 15, and all subsequent sections will also be similarly renumbered in consecutive order. A new Section 14 shall be added to the Agreement to read as follows:

“14. Section 409A Savings Clause. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2 1/2 months after the end of the year in which such amount was earned.

Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.”

3. It is understood and agreed by the parties hereto that the change in the scope of Executive’s employment as provided by this Amendment No. 1 shall not constitute, or give rise to a right by the Executive to terminate his employment or the Employment Agreement for, Good Reason (as previously defined in the Employment Agreement).

4. The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

5. Except as set forth in this Amendment No. 1, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

SAVVIS, INC.

By:	/s/ Mary Ann Altergott
Name:	Mary Ann Altergott
Title:	SVP, Corporate Services

EXECUTIVE

By:	/s/ Tim Caulfield
Tim Caulfield

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